Convertible Securities  Fund Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:


Proposal 1- Elect trustees for each fund.

The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.


Trustee                         For       Withheld       Percentage For
John J. Brennan          77,783,971      1,901,238                97.6%
Charles D. Ellis         71,121,245      8,563,964                89.3%
Emerson U. Fullwood      77,328,466      2,356,744                97.0%
Rajiv L. Gupta           77,664,791      2,020,418                97.5%
Amy Gutmann              77,775,360      1,909,849                97.6%
JoAnn Heffernan Heisen   77,709,788      1,975,421                97.5%
F. William McNabb III    77,765,054      1,920,156                97.6%
Andre F. Perold          77,276,646      2,408,563                97.0%
Alfred M. Rankin, Jr.    77,725,869      1,959,340                97.5%
Peter F. Volanakis       77,721,249      1,963,961                97.5%

Proposal 2: - Update and standardize the funds' fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the fund to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.


                  For           Abstain         Against       Broker  Percentage
                                                           Non-Votes         For
Convertible Securities Fund

2a         69,819,908         1,461,263       1,661,007      6,743,031     87.6%
2b         69,749,621         1,514,899       1,677,658      6,743,031     87.5%
2c         68,990,423         1,446,422       2,505,335      6,743,030     86.6%
2d         69,198,180         1,404,655       2,339,341      6,743,033     86.8%
2e         69,230,269         1,453,557       2,258,350      6,743,034     86.9%
2f         69,675,637         1,476,550       1,789,994      6,743,028     87.4%
2g         70,310,536         1,431,615       1,200,032      6,743,026     88.2%